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                                 Exhibit 10(e)


                                 March 16, 1988

Dear

                 The Newhall Land and Farming Company (a California Limited Partnership) (the "Partnership") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Partnership and holders of its depositary units. In this connection, the Partnership recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Partnership. Accordingly, the Partnership has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Partnership's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Partnership.

                 As a result, the Partnership is implementing a Change of Control Severance Program (the "Program") which will provide you with financial support in the event the Partnership undergoes a significant change of ownership or other change in control. The terms of the Program are outlined in this letter. If you accept the terms of the Program, you should acknowledge such by signing the acceptance at the end of the letter. Your participation the Program will begin effective as of the date your acceptance is received by the Partnership.

                 1.  Events Entitling You to Benefits.

                 No benefits will be payable under the Program unless there is a Change of Control (as defined below). You will become entitled to benefits under the Program if, within the two-year period following a Change of Control,

                                   EXHIBIT A

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                                 Exhibit 1O(e)

March 16, 1988                                    Page 2

                 (i) Your employment with the Partnership or Newhall Management Corporation ("NMC") is terminated involuntarily for reasons other than death, disability or discharge for Good and Sufficient Cause (as defined below); or

                 (ii) You voluntarily choose to terminate your employment for Good Reason (as defined below).

                 As used herein, "Change of Control" means:

                          (i) Any "person" (as defined below), other than a
                 trustee or other fiduciary holding securities under an employee benefit plan of the Partnership or an entity owned directly or indirectly by the holders of depositary units of the Partnership in substantially the same proportions as their ownership of depositary units of the Partnership, becomes the "beneficial owner" (as defined below), directly or indirectly, of securities representing 25% or more of the total voting power represented by the Partnership's then outstanding voting securities; or (ii) NMC is removed as Managing General Partner; or (iii) the holders of depositary units of the Partnership approve a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the total voting power represented by the voting securities of the Partnership or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a plan of complete liquidation of the Partnership is adopted or the holders of depositary units of the Partnership approve an agreement for the sale or disposition by the Partnership (in one transaction or a series of transactions) of all or substantially all the Partnership's assets.

                 For purposes of this subparagraph, "person" shall mean any individual firm, company or other entity and shall

                                 Exhibit 10 (e)

March 16, 1988                                    Page 3

include any group comprised of any person and any other person with whom such person or an Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purposes of acquiring, holding, voting or disposing of Partnership interests.

                 For purposes of this subparagraph, a person shall be a beneficial owner of any Partnership interest (i) which such person or any of its Affiliates or Associates (as defined in Rule 12b-2 under the Securities Act of 1933, reading the term "registrant" to mean the Partnership, and except that "Associate" as used herein shall not include any relative or spouse of such person, or any relative of such spouse, who is also a director or officer of NMC, merely because of such directorship or officership) beneficially owns, directly or indirectly; (ii) with regard to which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any partnership interest.

                 As used herein, voluntary termination by you your employment for "Good Reason" means termination subsequent to a Change of Control of the Partnership, resulting from the occurrence of one of the following without your express written consent:

                 (i) A material reduction in your responsibilities, titles or offices as in effect immediately prior to a Change of Control in connection with the Partnership or NMC or any removal of you from or any failure to re-elect you to any such positions, except in connection with the involuntary termination of your employment for Good and Sufficient Cause, or as a result of your death,

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                                 Exhibit 10 (e)

March 16, 1988                                              Page 4

         disability or voluntary retirement, or voluntary termination by you for other than Good Reason;

               (ii) A reduction by the Partnership or NMC in your base salary as in effect immediately prior to the Change of Control;

               (iii) The requirement by the Partnership or NMC that you be based anywhere other than within a 50-mile radius of your location immediately prior to a Change of Control, except for required travel on the Partnership's business to an extent substantially consistent with your present business travel obligations;

                (iv) The failure by the Partnership or NMC to continue in effect, or any action by the Partnership or NMC to change your participation or benefits under, any bonus plan or incentive compensation plan, any employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), any severance plan, any non-qualified retirement or deferred compensation plan, any ownership, purchase, option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which you are participating immediately prior to a Change of Control, the effect of which would be to materially reduce your aggregate benefits under all such plans or programs as such existed immediately prior to the Change of Control, or the failure by the Partnership to provide you with the number of paid vacation days to which you are entitled in accordance with the Partnership's general vacation policy in effect immediately prior to the Change of Control; or

                (v) The failure of the Partnership or NMC to obtain the express assumption by any successor of the Partnership's obligations under the Program, as contemplated in Section 3.

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                                 Exhibit 1O(e)



March 16, 1988                                   Page 5

                 As used herein, "Good and Sufficient Cause" means any act of fraud or dishonesty, or conviction of a felony involving moral turpitude or your knowingly engaging in acts seriously detrimental to any of the operations of the Partnership.

                 2. Benefits.

                 Benefits payable to you under the Program will consist of the following:

                          (i)  Payment of a single lump sum equal to
                 continuation of monthly payments of your base salary (as in effect immediately prior to the Change of Control) for a period of three years from the date of your termination;

                          (ii) Payment in a single lump sum of three times the average of your bonus payments for the two fiscal years prior to the Change of Control;

                          (iii) Continuation of participation and coverage for a period of three years from the date of your termination under all the Partnership's life, medical, dental and disability plans and the Senior Management Survivor Benefit Plan, and all fringe benefit plans and programs which you are participating in immediately prior to your termination of employment, under the same coverages and on the same terms as in effect immediately prior to the date of your termination (or in the case of your voluntary termination for Good Reason following a Change of Control as a result of a reduction in benefits, such coverages and terms as were in effect immediately prior to a Change of Control); provided that your continued participation is not possible under the general terms and provisions of such plans and programs, the Partnership shall arrange to provide you with substantially similar benefits;

                          (iv) Immediate vesting of any non-qualified deferred
                 compensation or retirement benefits and of any outstanding options to purchase depositary units and related appreciation rights; and immediate lapse of any rights of the Partnership to the return or repurchase of depositary units granted to you pursuant to restricted units;

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                                 Exhibit 1O(e)

March 16, 1988                                              Page 6




                          (v) A retirement benefit, payable at the same time
                 and in the same form as benefits payable to you under The Newhall Land and Farming Partnership Retirement Plan and The Newhall Land and Farming Partnership Pension Restoration Plan (the "Retirement Plans"), in the amount of the additional benefits to which you would have been entitled under the terms of the Retirement Plans (as in effect on the date of the Change of Control) if you had remained employed for two years following your termination; and

                          (vi) An additional retirement benefit, payable at the
                 same time and in the same form as benefits payable to you under the Retirement Plans, in an amount calculated as follows: three percent (0.03) of your Final Average Credited Compensation, reduced by two and one half percent (0.025) of your Primary Social Security Benefit for each year of Credited Benefit Service, as defined in the Retirement Plans, up to twenty years of service, reduced by any benefits payable to you from the Retirement Plans and pursuant to subparagraph (v) above, without regard to the limitations of Section 415 of the Internal Revenue Code.

                          Benefit accruals under the Partnership's employee
benefit plans qualified under Section 401(a) of the Code which you are participating in immediately prior to you termination shall cease as of your date of termination. You will become entitled to payment of benefits under such plans in accordance with their terms.

                          Benefits payable under the Program will be in lieu of
any severance pay benefits provided under the Partnership's or NMC's general severance pay policy. In the event you have an outstanding employment agreement with the Partnership or NMC in effect as of your date-of-termination and such agreement provides you with compensation and benefits which will continue during the period of time coincident with that covered by this Program, your benefits under the Program will be provided only to the extent they exceed the benefits under such agreement.

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                                 Exhibit 1O(e)

March 16, 1988                                           Page 7

                 3. Successors.

                 As used herein, "Partnership" means the Partnership (as defined above) and any successor to its business and/or assets.

                 The Partnership will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Partnership, by agreement to expressly assume the Partnership's obligations under the Program in the same manner and to the same extent that the Partnership would be required to perform if no such succession had taken place.

                 4. Re-employment.

                 Entitlement to benefits under the Program is not contingent upon your seeking or obtaining other employment. However, should you receive compensation for services performed as an employee for another employer (including services performed for another employer as an independent contractor if such services are performed full time for one entity and are of the type ordinarily performed by an employee in the line of business) during the three year period following your termination, your benefits under the Program will be reduced as follows:

                 1. To the extent that your new employer provides you with comparable medical, dental, disability or life insurance coverage, such benefits provided under the Program shall terminate.

                 2. For each month of employment with a new employer during the three year period following your termination, you shall repay to the Partnership an amount equal to the compensation received by you from such employer for services performed in that month, but not in excess of 1/36 of the lump sum salary continuation payment received by you pursuant to this agreement. For this purpose "Compensation" shall mean only cash compensation and amounts that would have been paid to you in cash but for any election made by you to defer receipt of payment will be deemed received by you.

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                                 Exhibit 1O(e)

March 16, 1988                                    Page 8

                 Your benefits will not be reduced for earnings from self-employment, except for earnings for services performed fulltime for a single entity as an independent contractor if such services are of a type ordinarily performed by an employee in the line of business.

                 5.  Confidential Information.

                 You shall hold in a fiduciary capacity for the benefit of the Partnership all secret or confidential information, knowledge or data relating to the Partnership or any of its affiliated companies, and their respective business, which shall have been obtained by you during your employment by the Partnership or any of its affiliated companies and which shall not be public knowledge (other than by your acts or acts of your representatives in violation of this Section 5). After termination of your employment with the Partnership, you shall not, without the prior written consent of the Partnership, communicate or divulge any such information, knowledge or data to anyone other than the Partnership and those designated by it. In no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to you under the Program.

                 6.  General Provisions.

                 No provision in this Program shall be construed to guarantee continued employment by the Partnership or NMC for any specified period of time, or to impair or interfere with the Partnership's and NMC's right to dismiss its employees.

                 You will be entitled to reimbursement by the Partnership of all reasonable expenses, including attorneys' fees, incurred by you in enforcing the provisions of this Program.

                 All payments are subject to applicable withholding taxes and income taxes.

                 Please indicate your acceptance of the terms of the Program by signing one copy of this letter and returning it to the Partnership in the enclosed envelope. The second copy is for your own records.

                                         Sincerely,



                                         -------------------------------------


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                                 Exhibit 1O(e)

March 16, 1988                                    Page 9

I have read this letter and understand that the Program defines the entire obligation of The Newhall Land and Farming Company ("Partnership") with respect to the benefits identified above and is limited to those benefits. I further understand that the Program modifies the Partnership's or NMC's obligations under the Partnership's or NMC's general severance pay policy in the manner described above and that the opportunity to receive the special benefits provided under the Program represents valuable consideration for this modification. I accept the terms of the Program.

Date:
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